Exhibit 10.21(ii)

RESOLUTIONS OF THE DUKE REALTY CORPORATION BOARD OF DIRECTORS

Approval of Amendment Number One to the
Duke Realty Corporation 2005 Non-Employee Directors Compensation Plan

WHEREAS, Duke Realty Corporation (the “Company”) maintains the Duke Realty Corporation 2005 Non-Employee Directors Compensation Plan (the “Plan”) pursuant to which non-employee directors of the Company receive base and supplemental retainers, meeting fees and annual grants of restricted stock units; and

WHEREAS, the Board of Directors of the Company (the “Board”) deems it to be in the best interests of the Company and its shareholders to amend the Plan to (i) determine the number of shares of Common Stock granted to each Non-Employee Director as quarterly Base Retainer based on a fixed dollar amount of $60,000 as opposed to the current fixed share amount, (ii) increase from $25,000 to $35,000 the dollar value of the annual restricted stock unit awards, (iii) increase the fees paid for attendance at certain Board committee meetings from $500 to $1,000, and (iv) increase the Supplemental Retainer paid to the Chair of the Audit Committee from $7,500 to $10,000;

WHEREAS, pursuant to Section 7.1 of the Plan, the Board has the right to amend the Plan in whole or in part; and

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby approves and authorizes Amendment One to the Plan in substantially the form presented at this meeting, with such changes as the Plan administrator deems to be appropriate and consistent with the presentation made to the Board or otherwise based upon the advice of the Company’s legal counsel or independent accountants which changes do not alter materially the substance of the amendment as presented at this meeting.

FURTHER RESOLVED, that the officers of the Company be and they hereby are authorized and directed to do any and all things deemed by them to be necessary or desirable in order to carry into effect the foregoing resolutions.

AMENDMENT ONE TO THE
2005 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN OF
DUKE REALTY CORPORATION

This Amendment One to the Duke Realty Corporation 2005 Non-Employee Director Compensation Plan (the “Plan”), is hereby adopted this 26th day of October, 2005, by Duke Realty Corporation (the “Company”).  Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

WITNESSETH:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 7.1 of the Plan, the Board has the right to amend the Plan from time to time; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to amend the Plan to (i) determine the number of shares of Common Stock granted to each Non-Employee Director as quarterly Base Retainer based on a fixed dollar amount of $60,000 as opposed to the current fixed share amount, (ii) increase from $25,000 to $35,000 the dollar value of the annual restricted stock unit awards, (iii) increase the fees paid for attendance at certain Board committee meetings from $500 to $1,000, and (iv) increase the Supplemental Retainer paid to the Chair of the Audit Committee from $7,500 to $10,000; and

WHEREAS, the Board has approved and authorized this Amendment One to the Plan;

NOW, THEREFORE, pursuant to the authority reserved to the Board under Section 7.1 of the Plan, the Plan is hereby amended, effective as of the date hereof, in the following particulars:

1. The first paragraph of Section 5.1 of the Plan hereby is amended by deleting the existing paragraph in its entirety and substituting the following:

“5.1.        BASE RETAINER.  Each Eligible Participant shall be paid a Base Retainer for service as a director during each Plan Year.  The amount and form of payment of the Base Retainer shall be established from time to time by the Board.  Until changed by the Board, the Base Retainer shall be paid in Shares, subject to availability under the Equity Incentive Plan.  Unless deferred pursuant to the Directors’ Deferred Compensation Plan, the Base Retainer shall be paid on a quarterly basis as soon as practicable following the end of a calendar quarter for the prior quarter’s service.  The number of Shares to be granted to an Eligible Participant as Base Retainer for a calendar quarter shall be determined by dividing $15,000 by the Fair Market Value of one share of Common Stock as of last business day of the calendar quarter to which the Base Retainer relates, and rounding up to the nearest whole Share. A pro-rata Base Retainer will be paid to any Eligible Participant who joins the Board on a date other than the beginning of a calendar quarter, based on the number of days between the date such Non-Employee Director joined the Board and the end of the applicable calendar quarter. For example, an Eligible Participant joining the Board on August 1 would be entitled to 60/91 times the normal Base Retainer for such partial quarter of service, payable as soon as practical following September 30th.

2.  The chart in Section 5.2(a) of the Plan hereby is amended by increasing the Supplemental Retainer for the Chair of the Audit Committee from $7,500 to $10,000.

3.  The last sentence of the first paragraph of Section 5.3 of the Plan hereby is amended by deleting such sentence in its entirety and substituting the following:

“Until changed by the Board, the meeting fee for attending a committee meeting of the Board shall be $1,000.”

4.  Section 6.2 of the Plan hereby is amended by replacing the dollar amount “$25,000” with “$35,000.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Realty Corporation, by a duly authorized officer, has executed this Amendment One to the Duke Realty Corporation 2005 Non-Employee Directors Compensation Plan, this 26th day of October, 2005.

DUKE REALTY CORPORATION

By:
Dennis D. Oklak
Chairman of the Board and Chief Executive Officer